Exhibit 3.70

Amended and Restated

Operating Agreement

of

Clinch Valley Physicians Associates, LLC

This Amended and Restated Operating Agreement of Clinch Valley Physicians Associates, LLC (the “Company”) effective as of June 20, 2014 (this “Agreement”) is entered into by LifePoint VA Holdings, Inc., its sole member (the “Member”).

WHEREAS, the Company was formerly known as Clinch Valley Endocrinology, LLC;

WHEREAS, the Company changed its name effective June 24, 2013;

WHEREAS, the Member desires to amend and restate the Amended and Restated Operating Agreement dated as of July 1, 2006 to, among other things, reflect the change of name of the Company;

NOW, THEREFORE, the Member hereby amends and restates the Amended and Restated Operating Agreement as follows:

l.                                        Name. The name of the limited liability company shall be Clinch Valley Physicians Associates, LLC.

2.                                    Purpose. The purposes of the Company (whether directly or indirectly through one or more subsidiaries) are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Virginia Limited Liability Company Act (the “Act”) and engaging in any and all activities necessary or incidental to the foregoing.

3.                                    Member and Capital Contribution. The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company are set forth on Schedule A attached hereto and shall be listed on the books and records of the Company. The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.

The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

4.                                     Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member may, from time to time, designate one or more individuals to be managers of the Company. The managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act.

5.                                   Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under the provisions of the Act.

6.                                     Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

7.                                    Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8.                                    Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

9.                                     Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.

10.                           Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

11.                            Liability of Member and Managers. Neither the Member nor any manager shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.

12.                                  Indemnification. The Company shall indemnify and hold harmless each manager and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

13.                           Amendment. This Agreement may be amended from time to time with the consent of the Member.

14.                           Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Virginia.

IN WITNESS WHEREOF, the undersigned has executed this Operating Agreement as of June 20, 2014.

LIFEPOINT VA HOLDINGS, INC.

By:	/s/ Kathy Teague
Name: Kathy Teague
Title: Assistant Secretary

Exhibit A

Member and Business Address	Capital Contribution	Limited Liability Company Interest
LifePoint VA Holdings, Inc. 330 Seven Springs Way Brentwood, TN 37027	$1,000	100%